EXHIBIT 6.1

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of January, 2017 (the “Effective Date”), by and between Hall Structured Finance II, LLC, a Texas limited liability company (“Company”), and HSF Holdings Management, LLC, a Texas limited liability company (“Manager”).

WITNESSETH:

WHEREAS, Company provides funds to borrowers for acquisition, bridge and construction financing (“Financings”); and

WHEREAS, Company desires to retain the services of Manager to manage Company’s operations and Financings, and Manager desires to provide such services to Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, Company and Manager agree as follows:

ARTICLE I

Agreement to Manage; Term

1.01.         Agreement to Manage. Company hereby employs and appoints Manager as the sole and exclusive managing agent for the Company upon the terms herein contained. Manager hereby accepts the employment and appointment as the sole and exclusive managing agent for the Company on the terms set forth herein, and agrees to furnish the services of its organization in connection therewith.

1.02.         Term. This Agreement shall commence on the Effective Date, shall have an initial term of one (1) year and shall be automatically renewed for additional terms of the same duration, subject to the right of either party to terminate this Agreement pursuant to Article VI.

ARTICLE II

Rights and Duties of Manager

2.01.         Appointment of Manager. During the term of this Agreement, Manager agrees to supervise and direct the management and operation of the Company and Financings and Company hereby grants to Manager the exclusive right to supervise and direct the management and operation of the Company and Financings. Notwithstanding the foregoing, all actions taken by Manager shall be undertaken on Company’s behalf as Company’s agent.

2.02.         General Operation. Manager shall manage the Company in the same manner as is customary and usual in the industry, and shall provide such services as are customarily provided in the industry. In addition to the other obligations of Manager set forth herein, Manager shall render the following services and perform the following duties for Company in a faithful, diligent and efficient manner:

(a)     Investment Advisory and Origination Services. The Manager shall:

(i)          approve and oversee the Company’s overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

(ii)         serve as the Company’s investment and financial manager with respect to originating, investing in and managing the Financings;

(iii)        adopt and periodically review the Company’s investment guidelines;

(iv)        approve joint ventures, limited partnerships and other such relationships with third parties;

(v)         obtain market research and economic and statistical data in connection with the Company’s investments and investment objectives and policies;

(vi)        oversee and conduct due diligence processes related to prospective investments;

(vii)       prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for the Manager’s investment committee to evaluate the proposed investments;

(viii)      borrow money, and, if security is required therefor, to pledge or subject the Company’s assets to any security device, to obtain replacements of any security device and to prepay, in whole or in part, refinance, increase, modify, consolidate, or extend any mortgage or other security device. All of the foregoing shall be on such terms and in such amounts as the Manager, in its sole discretion, deems to be in the best interest of the Company;

(ix)         Enter into such contracts and agreements as the Manager determines to be reasonably necessary or appropriate in connection with the Company’s business and purpose (including contracts with affiliates of the Manager), and any contract of insurance that the Manager deems necessary or appropriate for the protection of the Company assets, or for any purpose convenient or beneficial to the Company;

(x)          Employ persons, who may be affiliates of the Manager, in the operation and management of the business of the Company;

(xi)         open accounts and deposits and maintain funds in the name of the Company in banks, savings and loan associations, “money market” mutual funds and other instruments as the Manager may deem in its discretion to be necessary or desirable;

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(xii)       make or revoke any elections that the Company is permitted to make or revoke under the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, other rules of the Internal Revenue Service, or state or local income tax law, other than an election to be taxed as a corporation;

(xiii)      require in any Company contract that the Manager shall not have any personal liability, but that the person or entity contracting with the Company is to look solely to the Company and its assets for satisfaction;

(xiv)      lease personal property for use by the Company;

(xv)       establish reserves from income in such amounts as the Manager may deemed appropriate;

(xvi)      temporarily invest the proceeds from sale of Company’s equity or debt securities (the “Securities”) in short-term, highly-liquid investments;

(xvii)     redeem or repurchase Securities on behalf of the Company;

(xviii)    initiate legal actions, settle legal actions and defend legal actions on behalf of the Company;

(xix)       perform any and all other acts which the Manager is obligated to perform hereunder; and

(xx)        execute, acknowledge and deliver any and all instruments to effectuate the foregoing and all transactions and actions described in, or contemplated by, any Offering (as defined below), and take all such actions in connection therewith as the Manager may deemed necessary or appropriate. Any and all documents or instruments may be executed on behalf of and in the name of the Company by the Manager.

(b)     Offering Services. The Manager shall manage and supervise:

(i)          the development of any offering (an “Offering”) of Securities that is qualified or registered with the Securities and Exchange Commission (the “Commission”), including the determination of the specific terms of the Securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(ii)         the preparation and approval of all marketing materials to be used by the Company or others relating to an Offering;

(iii)        the negotiation and coordination of the receipt, collection, processing, and acceptance of subscription agreements, commissions, and other administrative support functions;

(iv)        the creation and implementation of various technology and electronic communications related to an Offering; and

(v)         all other services related to an Offering.

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(c)     Asset Management Services. The Manager shall:

(i)          investigate, select, and, on behalf of the Company, engage and conduct business with such persons as the Manager deems necessary to the proper performance of its obligations hereunder, including, without limitation, to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services;

(ii)         monitor applicable markets and obtain reports (which may be prepared by the Manager or its affiliates) where appropriate, concerning the value of the investments of the Company;

(iii)        monitor and evaluate the performance of the investments of the Company, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;

(iv)        formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and

(v)         coordinate and manage relationships between the Company and any joint venture partners.

(d)     Accounting and Other Administrative Services. The Manager shall:

(i)          manage and perform the various administrative functions necessary for the day-to-day operations of the Company;

(ii)         provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(iii)        provide financial and operational planning services and portfolio management functions;

(iv)        maintain accounting data and any other information concerning the activities of the Company as shall be required to prepare and file all periodic financial reports and returns required to be filed with the Commission and any other regulatory agency, including annual financial statements;

(v)         maintain all appropriate books and records of the Company;

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(vi)        oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(vii)       make, change, and revoke such tax elections on behalf of the Company as the Manager deems appropriate;

(viii)      supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(ix)         provide the Company with all necessary cash management services;

(x)          evaluate and obtain adequate insurance coverage based upon risk management determinations;

(xi)         provide timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

(xii)        evaluate the corporate governance structure of the Company and appropriate policies and procedures related thereto; and

(xiii)       oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law.

(e)     Holder Services. The Manager shall:

(i)          provide paying agent, registrar and/or transfer agent services as required to administer the Securities;

(ii)         manage communications with holders of the Securities (the “Holders”), including answering phone calls, preparing and sending written and electronic reports and other communications;

(iii)        prepare, or cause to be prepared, reports, statements, and other relevant information for distribution to Holders; and

(iv)        establish technology infrastructure to assist in providing Holder support and services.

(f)      Financing Services. The Manager shall:

(i)          identify and evaluate potential financing and refinancing sources, engaging a third party broker if necessary;

(ii)         negotiate terms of, arrange and execute financing agreements;

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(iii)        manage relationships between the Company and its lenders, if any; and

(iv)        monitor and oversee the service of the Company’s debt facilities and other financings, if any.

2.03.         Compliance with Laws. Company and Manager each covenant, throughout the term of this Agreement to, at Company’s expense, comply with all laws, regulations and requirements of any federal, state, or municipal government having jurisdiction respecting the use, maintenance or operation of the Company.

2.04.         Debts of Company. In the performance of its duties hereunder, Manager shall act solely on behalf of Company in its capacity as Company’s management. All debts and liabilities to third persons incurred by Manager in the course of the operation and management of the Company shall be the debts and liabilities of Company only, and Manager shall not be liable for any such debts or liabilities, except to the extent Manager has exceeded its authority hereunder.

ARTICLE III

Fees and Expenses

3.01.         Fees. Company agrees to compensate Manager for its services with an annual management fee (“Management Fee”), payable monthly in advance, in an amount that the parties reasonably agree approximates the general and administrative expenses attributable to the Company, which may include but not be limited to payroll costs attributable to personnel engaged in the work and affairs of Company either exclusively or on an allocated basis, rent, supplies, insurance and postage, for each given year on a properly and fairly allocated basis plus a reasonable profit thereon (but which shall exclude the expenses (the “Operating Expenses”) payable by the Company pursuant to Section 3.02). While the Managerial Fee may vary from year to year depending on Company’s level of activity and the managerial services provided hereunder, in no event shall the Management Fee for any given year exceed the greater of (1) 1.5% of the commitment amount on new Financings originated during such calendar year, or (2) 1% of the principal payments received by the Company on existing Financings during such calendar year. From time to time, but no less frequently than semi-annually, the parties shall evaluate the general and administrative costs attributable to the Company and adjust the Management Fee accordingly.

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3.02.         Operating Expenses. Subject to the limitations set forth in Section 3.02(b), the Company shall pay directly, or reimburse the Manager as the case may be, for all of the costs and expenses of the Company’s operations, including, without limitation, the following Operating Expenses: (i) all Organization and Offering Expenses (as defined in the offering statement or registration statement relating to an Offering) advanced or otherwise paid by the Manager; (ii) all costs of borrowed money, taxes and assessments on the Property (as defined below) and other taxes applicable to the Company; (iii) legal, accounting, audit, brokerage, and other fees; (iv) fees and expenses paid to independent contractors, mortgage bankers, real estate brokers, and other agents; (v) all expenses incurred in connection with the maintenance of Company books and records, the preparation and dissemination of reports, tax returns or other information to the Holders and the making of payments or distributions to the Holders; (vi) expenses incurred in preparing and filing reports or other information with appropriate regulatory agencies; (vii) expenses of insurance as required in connection with the business of the Company; (viii) costs incurred in connection with any litigation in which the Company may become involved, or any examination, investigation, or other proceedings conducted by any regulatory agency, including legal and accounting fees; (ix) the costs of services that could be performed directly for the Company by independent parties such as legal, accounting, secretarial or clerical, reporting, transfer agent, data processing and duplicating services but which are in fact performed by the Manager or its affiliates, but not in excess of the amounts which the Company would otherwise be required to pay to independent parties for comparable services in the same geographic locale; (x) expenses of Company administration, accounting, documentation and reporting; (xi) all other costs and expenses incurred in connection with the Company’s business, including travel to and from the projects securing the Financings (the “Property”); and (xii) all other costs and expenses incurred in connection with the business of the Company exclusive of those set forth in Section 3.02(a).

ARTICLE IV

Accounting

4.01.         Books and Records. Manager shall keep on behalf of Company, or shall supervise and direct the keeping of a comprehensive system of office records, books and accounts pertaining to the Company and Financings. Such records shall be subject to examination at the office where they are maintained by Manager or its authorized agents during normal business hours.

4.02.         Monthly Reporting Requirements. On or before twenty (20) days following the end of each calendar month, Manager shall deliver or cause to be delivered to Company an income and expense statement showing the results of operation of the Company for the preceding accounting period and the Fiscal Year to date, as well as other information relating to the operation and management of the Company that requires the attention of the Company.

4.03.         Annual Reporting Requirements. Within forty-five (45) days after the end of such Fiscal Year, Manager will also deliver or cause to be delivered to Company an income and expense statement as at Fiscal Year-end, and the results of operation of the Company during the preceding Fiscal Year.

ARTICLE V

General Covenants of Company and Manager

5.01.         Company’s Right of Inspection and Review. Company and its accountants, attorneys and agents shall have the right at all reasonable times during the term of this Agreement for the purpose of examining or making extracts of books and records of the Company, but any inspection shall be done with as little disruption as possible. Books and records of the Company shall be kept at the location where any central accounting and bookkeeping services are performed by Manager but at all times shall be the property of Company.

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5.02.        Hold Harmless. Except for the negligent acts or willful misconduct of Manager and/or any employee or agent of Manager, Company agrees to indemnify and hold and save Manager free and harmless from any and all claims arising from any cause in connection with Manager’s performance of the provisions of this Agreement or actions under the express or implied direction of Company.

ARTICLE VI

Termination and Remedies

6.01.        Termination by Agreement. Without prejudice to whatever other rights of termination the parties may have hereunder, or to its other available remedies, this Agreement may be terminated by either party upon thirty (30) days written notice to the other party.

6.02.        Termination in Event of Default. Without prejudice to whatever other rights it may have to terminate this Agreement hereunder or to other available remedies, either party shall have the right at any time, by giving written notice to the other party, to terminate this Agreement upon the occurrence of any of the following Events of Default:

(a)	If the other party shall fail to make any payment which it is obligated to make pursuant to the terms of this Agreement and such failure shall continue for a period of five (5) days after written notice thereof to the defaulting party;

(b)	If the other party shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement, other than an obligation to pay money, to be kept, observed or performed by such party, and such failure shall continue for a period of fifteen (15) days after written notice thereof to the defaulting party; or

(c)	If the other party shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy; (iii) admit in writing its inability to pay its debts as they come due; (iv) make a general assignment for the benefit of creditors; (v) file a petition or an answer seeking reorganization or agreement with creditors; (vi) take advantage of an insolvency law; (vii) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (viii) if an order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor, adjudicating such party as bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) consecutive days.

6.03.        Remedies of Company. Upon the occurrence of an Event of Default by Manager as specified in Section 6.02 hereof, Company shall be entitled to terminate this Agreement and Manager shall be entitled to its fee due and owing on the date of termination, subject to the right of Company to offset for any monies due Company. Upon such termination, Manager shall deliver to Company, within thirty (30) days thereunder, such funds, books and records of Company then in possession or control of Manager.

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6.04.         Remedies of Manager. Upon the occurrence of an Event of Default by Company under Section 6.02 hereof, Manager shall be entitled to terminate this Agreement and Company shall continue to be obligated to pay and perform all of its obligations which have accrued as of the date of termination. The Fee payable under Section 3.01 shall continue to be paid for the remaining term.

6.05.         Expiration of Term. Upon the expiration of the Term hereof pursuant to Section 1.02 hereof, unless sooner terminated pursuant to Section 6.01 or 6.02, Manager shall deliver to Company, within thirty (30) days thereafter, all funds, save and except such sums as are then due and owing to Manager hereunder, and all books and records of Company then in the possession or control of Manager.

ARTICLE VII

Insurance

7.01.         Insurance. Manager agrees to maintain sufficient insurance as is prudent and customary in the industry, at the expense of Company, and such insurance must be maintained in force during the term of this Agreement.

ARTICLE VIII

Miscellaneous Provisions

8.01.         Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas.

8.02.         Notices. Any notice hereunder shall be in writing and shall be (a) delivered by hand; (b) sent by delivery to an independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee; or (c) sent by United States Registered or Certified Mail, postage prepaid, addressed to the parties hereto at the respective addresses set opposite their names on the signature page hereof. Such addresses may be changed from time to time by either party giving notice as provided in this Section 8.02. Notice shall be deemed given when delivered, if delivered by hand, or when postmarked, if sent by mail.

8.03.         Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

8.04.         No Joint Venture or Partnership. Company and Manager hereby agree that nothing contained herein or in any document executed in connection herewith shall be construed as making Manager and Company joint venturers or partners. In no event shall Manager have any obligation or liability whatsoever with respect to any debts, obligations or liabilities of Company.

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8.05.         Amendment. This Agreement may only be amended by a written instrument executed by Manager and Company.

8.06.         Attorney’s Fees. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach of this Agreement, the non-prevailing party in any action (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorneys fees, expended or incurred in connection therewith.

8.07.         Total Agreement. This Agreement is a total and complete integration of any and all undertakings existing between Manager and Company and supersedes any prior oral or written agreements, promises or representations between them.

8.08.         Approvals and Consents. If any provision hereof requires the approval or consent of Company or Manager to any act or omission, such approval or consent shall not be unreasonably withheld or delayed.

8.09.         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Either Manager or Company may assign this Agreement upon obtaining the other party’s prior written consent.

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Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as the Effective Date.

ADDRESSES:	COMPANY:

2323 Ross Avenue, Suite 200	Hall Structured Finance II, LLC,
Dallas, Texas 75201	a Texas limited liability company

	By:	/s/ Michael J. Jaynes
Michael J. Jaynes
President

MANAGER:

2323 Ross Avenue, Suite 200	HSF Holdings Management, LLC,
Dallas, Texas 75201	a Texas limited liability company

	By:	/s/ Donald L. Braun
Donald L. Braun
Secretary

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